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EXHIBIT 16.1



                    [BDO SEIDMAN, LLP LETTERHEAD]

November 21, 2002

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street N.W.
Washington, D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 12, 2002, filed by our former client, Telenetics Corporation. We have read and agree with the statements made in response to that Item insofar as they relate to our Firm except as it relates to the first three sentences of the last paragraph as we have no basis to agree or disagree.

Very truly yours,

/s/ BDO SEIDMAN, LLP
BDO Seidman, LLP